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EXHIBIT 10.25

January 29, 2002

Ms. Michelle Moratti
21 Jean Court
Greenlawn, New York 11740

Dear Michelle,

This letter confirms the agreement between TenFold Corporation ("TenFold") and Michelle Moratti ("Moratti") to amend the Employment Agreement, entered into as of August 1, 2001, between TenFold and Moratti (the "Agreement"), as follows (capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement):

Section 4(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

"DEPOSITED FUNDS. The Company agrees to deposit into a separate Company bank account one hundred thousand dollars ($100,000) (the "Deposited Funds"). In the event that prior to August 20, 2002, (a) a voluntary receiver, voluntary trustee, or other voluntary custodian is applied for, consented to, or appointed for the Company or its assets, (b) an involuntary application proceeding for a receiver, trustee or other custodian for the Company is initiated by a third party, and such involuntary application proceeding is not dismissed within 60 days after the initiation thereof, (c) the Company becomes insolvent or makes an assignment for the benefit of creditors, (d) the Company is liquidated or dissolved, (e) or any proceedings are commenced by or against the Company under any bankruptcy, insolvency or debtor's relief law, (f) or the Company begins to take action to effect any of the foregoing (collectively, a "Release Condition"), Employee shall be entitled to the Deposited Funds and such Deposited Funds shall be deemed a signing bonus under the terms of this Agreement. Employee's right to the Deposited Funds and the Company's obligation to maintain such a separate Company bank account expire if a Release Condition has not occurred by August 21, 2002."

Except as expressly amended by this letter agreement, the Agreement shall remain in full force and effect in accordance with its terms. All references to the Agreement in the Agreement or any other document executed or delivered in connection therewith shall, from and after the effective date of this letter agreement, be deemed to be references to the Agreement, as amended hereby, unless the context expressly requires otherwise.

Please acknowledge your agreement to the terms of this letter by countersigning this letter in the space provided below and returning one original to TenFold. The other original is for your retention.

Sincerely,

Nancy M. Harvey
President and CEO

ACKNOWLEDGED AND AGREED:

Michelle Moratti

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  EXHIBIT 10.25